EXHIBIT 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ian Bailey/Peter Schmidt	Andrea Lashnits
Financial Dynamics	Quovadx, Inc.
212-850-5600	720-554-1246
pschmidt@fd-us.com	andrea.lashnits@quovadx.com
QUOVADX REPORTS SOLID SECOND QUARTER FINANCIAL RESULTS
Company Reports EPS of $0.00; Demonstrates Improved Gross Margins, Reduced Operating
Expenses and Increased Cash
ENGLEWOOD, CO., August 3, 2005 — Quovadx, Inc. (NASDAQ: QVDX), a global software and services company, today announced financial results for the second quarter and six-months ended June 30, 2005.
Second Quarter Highlights Include:
•	Net loss narrowed to $90,000 or $0.00 per share, compared with a net loss of $1.5 million or $0.04 per share in the first quarter of 2005, and a loss of $5.9 million or $0.15 per share in the same period a year ago

•	Revenue of $20.5 million, down from $20.8 million in the first quarter of 2005; and increased 1% from $20.3 million in the second quarter of 2004

•	Gross margin increased to 56%

•	Positive EBITDA of $2.9 million, up from $1.3 million in the first quarter of 2005

•	Operating income generated from each of the Company’s three divisions

•	Balance sheet strengthened with cash, short-term investments and restricted cash growing to $27.7million; maintained zero debt position

•	Net days sales outstanding (DSO) of 61 days, down from 63 in the first quarter of 2005
“As a whole, Quovadx showed continued improvements in a number of key areas of our business in the second quarter of 2005,” said Harvey A. Wagner, president and chief executive officer of Quovadx. “We made progress against many of our ongoing financial and operational goals, including the introduction of new products to key markets and the growth of both international and distribution sales in our ISD and Rogue Wave Software divisions. Once again, we improved gross margins, reduced operating expenses and grew our cash. Additionally, for the first time, we generated operating income across each of our three divisions.”
Financial Results
Total revenue was $20.5 million in the second quarter of 2005, compared to $20.8 million in the first quarter of 2005, and up from $20.3 million in the second quarter of 2004. Software license revenue grew 1% sequentially and was up 29% compared to the second quarter of 2004.
Net loss narrowed to $90,000 or $0.00 per share for the second quarter of 2005, which included a reimbursement receivable of $868,000, or $0.02 per share, for legal fees incurred in 2004 and 2005. This compared with a net loss of $1.5 million or $0.04 per share for the quarter ended March 31, 2005, and a net loss of $5.9 million or $0.15 per share for the second quarter of 2004. In the second quarter 2005, gross margin increased to 56% versus 55% in the first quarter of 2005 and 42% in the second quarter of 2004. The second quarter of 2004 results included income from discontinued operations totaling $197,000 and impairment charges totaling $7.1 million.
EBITDA for the second quarter of 2005 was $2.9 million, an increase of $1.6 million versus the first quarter of 2005 and an increase of $6.5 million compared to the second quarter of 2004. Cash flow provided by operations for the second quarter of 2005 was $888,000, compared to $2.3 million in the first quarter of 2005 and $178,000 in the second quarter of 2004. For the six months ended June 30, 2005, cash flow provided by operations of $3.2 million was up $12.2 million from the six months ended June 30, 2004. The reconciliation for all non-GAAP measures are provided in the attached tables.
Revenue for the six months ended June 30, 2005 was $41.3 million, a decrease of 3% compared to $42.6 million for the first six months of 2004. Software license revenue for the first six months of 2005 increased by 9% to $14.1 million, while services revenue declined 20% as legacy, fixed-price contracts were closed ahead of schedule. Recurring revenue of $20.1 million for the first six months of 2005 was down 3% compared to $20.8 million for the first half of 2004.
The Company recorded a net loss of $1.6 million, or $0.04 per share, for the six months ended June 30, 2005. For the first six months of 2004, the Company reported a net loss of $18.7 million or $0.47 per share.
Balance Sheet Highlights
As a result of generating cash during the quarter, the Company’s cash, short-term investments and restricted cash was $27.7 million on June 30, 2005, up from $27.1 million on March 31, 2005. The Company’s deferred revenue was $19.0 million on June 30, 2005, versus $19.8 million on March 31, 2005. In addition, net DSO was 61 days for the second quarter of 2005, compared to 63 days for the first quarter of 2005.
“While we continue to be encouraged by our ability to deliver operational efficiencies during the first half of this year, we understand that the key to our continued success is to maintain a constant focus on the critical objective of growing revenue. Our recent progress in bringing enhanced product releases to the market across all three divisions, as well the successful, concentrated effort to grow domestic and international distribution partnerships, are good indications that our focus on revenue generation is making headway and will help us move closer to our goal of profitability in 2005,” concluded Wagner.
Business Division Highlights
Integration Solutions Division
The Integration Solutions division (ISD) of Quovadx provides proven software, consulting and services that help healthcare and public sector organizations, such as hospitals, health systems, health plans and public health entities, meet the growing challenges of healthcare interoperability. Second quarter 2005 revenue for the division was $9.2 million with an operating income of $344,000, compared with revenue of $10.6 million and an operating loss of $809,000 for the same period in 2004. Gross margin for ISD improved to 36% compared to 26% in the second quarter of 2004.
ISD signed several new and expansion agreements with healthcare providers in the second quarter, including agreements for the division’s flagship product, the Cloverleaf® Integration Suite, with Benedictine Hospital in New York and Rockford Cardiology in Illinois. Also, the Institute for Transfusion Medicine expanded its use of the Cloverleaf Integration Suite to power the integration of test results, procedure requests and patient admission, discharge and transfer (ADT) information between the organization’s data systems and beyond the four walls of its enterprise to those of its clients.
In addition, continued focus on channel partner relationships and sales through distribution led to new and expanded sales domestically and abroad, including E.Novation Lifeline Networks BV (E.Novation LifeLine) in the Netherlands, Health-Comm in Germany, Sobha Renaissance Information Technology (SRIT) in the Middle East, KMD in Denmark and CommerceWorks in the United Kingdom and France. Overall, international revenue for ISD grew 61% year-over-year and total sales through distribution were up exponentially year-over-year.
ISD expanded its role as a leading enabler of interoperability technology beyond the single healthcare enterprise and across healthcare communities. Purkinje, a leading provider of Electronic Medical Record (EMR) and e-Prescribing software, purchased the Cloverleaf Integration Suite to be used in its ASP software solutions distributed to its customers. In addition, Purkinje will include INSURENET® Direct revenue management software, a key component of the QUOVADX Cash Accelerator Suite, in its solutions to provide HIPAA compliant eligibility validation for payer reimbursement and payment processing.
CareScience Division
The CareScience division provides care-management, clinical-measurement, analysis and quality-improvement solutions. Second quarter 2005 revenue for the division increased 12% to $3.9 million, up from $3.5 million in the second quarter of 2004. The division generated an operating income of $218,000 in the second quarter of 2005, compared with an operating loss of $271,000 in the second quarter of 2004.
CareScience signed agreements with two new customers in the second quarter of 2005; Deaconess Billings Clinic, a Montana healthcare provider, and Maury Regional Healthcare System, Columbia, Tennessee, for its CareScience Quality Manager. Both facilities will use the CareScience Quality Manager, a key component of the CareScience Care Management Suite to identify, prioritize and develop best practices for clinical process improvement. CareScience Quality Manager will also enable the Billings Clinic to collect, aggregate and submit Core Measure data to the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) and the Centers for Medicare and Medicaid Services (CMS) via timely, accurate and HIPAA standardized electronic transactions.
Existing customers expanding and renewing their use of CareScience software and services during the quarter included MedStar Health, Temple University Health System, Tulsa Regional Medical Center, Sisters of Mercy Health System, and Carolinas Health.
During the second quarter of 2005, CareScience continued the production roll-out of its CareScience Quality Manager across its customer base. A key component of the Care Management Suite, CareScience Quality Manager is used by hospitals and health systems across the country to isolate, prioritize and quantify clinical process improvement opportunities and to implement strategies for adopting best-practices that have a real-world impact on patient care.
Rogue Wave Software Division
The Rogue Wave Software division specializes in high-performance development tools, frameworks and software libraries for the professional developer. Second quarter 2005 revenue for the division increased 20% to $7.4 million with an operating income of $2.6 million, compared with revenue of $6.2 million and an operating income of $881,000 in the second quarter of 2004. International revenue for the division in the second quarter of 2005 grew 70% year-over-year, following a solid performance in the EMEA region.
The Division signed several second quarter agreements with leading companies for its SourcePro® and Stingray® product lines, both domestically and abroad. Rogue Wave® LEIF, which allows customers to expose existing C++ applications as Web services, also secured important wins with large financial services, defense and IT organizations.
Recently, Rogue Wave Software donated its popular C++ Standard Library software to the world software development community through the Apache Software Foundation. The C++ Standard Library, a foundational software component used in many enterprise applications, is now available through the Apache Software Foundation’s Incubator program. This initiative underscores the division’s commitment to serving its core audience, the professional developer community, and reiterates its focus on delivering quality enterprise-class components and services to optimize software solutions for interoperability, performance and reliability.

“The second quarter of 2005 showed meaningful progress which resulted in continued improvements in our financial and operating metrics,” stated Melvin L. Keating, chief financial officer, Quovadx. “With improved processes and experienced leadership in place, we have continued to be effective in tightly managing our operating expenses — generating positive operating cash flow and improved EBITDA both sequentially and year-over-year, as well as delivering ongoing improvement in our operating margins across all three divisions.”
Other Matters
In the second quarter of 2004, the Company became the subject of a number of shareholder lawsuits. These class action and derivative lawsuits are ongoing. The previously announced Securities and Exchange Commission investigation is not yet concluded.
Non-GAAP Financial Measures
EBITDA and other operational measures are non-GAAP financial measures as defined by the rules under “Conditions for Use of Non-GAAP Financial Measures.” Reconciliations of non-GAAP items included in this press release, as compared to the most directly similar GAAP financial measures, are set forth in the EBITDA reconciliation table at the end of this release.
Conference Call
Quovadx will host a conference call today, August 3, 2005, at 3:00 PM MDT/5:00 PM EDT, which will broadcast live over the Internet. Please visit the “Investor” event section of the Company’s Website at http://www.quovadx.com/investors/calendar.jsp. A replay will be available through August 9, 2005 at http://www.quovadx.com, or by dialing 1-719-457-0820 or toll free at 1-888-203-1112 and entering pass code 5659437.
About Quovadx, Inc.
Quovadx (Nasdaq: QVDX) offers software and services for application and system development, extension, integration and analysis to enterprise customers worldwide. Quovadx is comprised of three divisions, including the Integration Solutions division (ISD), which offers private and public healthcare organizations software infrastructure to facilitate system interoperability, improve processes and leverage existing technology, the CareScience division, which provides care management and analytical solutions to hospitals and health systems and is a pioneer in regional healthcare information organization (RHIO) technology, and the Rogue Wave Software division, which provides reusable software components and services to professional developers for enterprise-class application development. Quovadx, through its respective divisions, serves companies in the healthcare, financial services, telecommunication and public sectors and has over 450 employees. For more information, please visit http://www.quovadx.com.
Cautionary Statement:
Certain forward-looking statements are included in this release, including statements relating to goals and future business opportunities. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Factors that may affect future results and our ability to achieve profitability and maintain sustainable, profitable growth include market acceptance of and demand for our solutions; technology adoption within the healthcare sector; our success in maintaining and expanding current relationships, winning new clients and growing internationally; our renewed partnership and channel-sales marketing strategy; our ability to hit the market window for new technologies we are developing; the success of our open source initiatives, increased competition in our markets; the impact of the pending SEC investigation and class action litigation; our ability to manage and mitigate the liability we face under privacy and security laws, regulations and contract requirements, the Company’s ability to remedy the deficiencies that exist in its internal controls over financial reporting and other risks described in the Company’s annual and quarterly filings with the SEC, copies of which are available without charge from the Company. The filings are available electronically through a link from the Quovadx investor relations Web page or from the SEC Web site at www.sec.gov under “Quovadx, Inc.” If any of the events described in those filings were to occur, either alone or in combination, it is likely that our ability to reach the results described in the forward-looking statements could be impaired and our stock price could be adversely affected. We do not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.
QUOVADX is a trademark of Quovadx, Inc. Rogue Wave, SourcePro, Stingray, INSURENET and CLOVERLEAF are registered trademarks of Quovadx, Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated.

Quovadx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

June 30, 2005	December 31, 2004

(Unaudited)

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$27,164	$24,847
Accounts receivable, net	12,985	14,068
Unbilled accounts receivable	956	1,195
Other current assets	3,212	2,598

Total current assets	44,317	42,708
Property and equipment, net	3,572	4,182
Software, net	8,773	11,333
Other intangible assets	15,787	17,713
Goodwill	46,724	46,724
Restricted cash	578	578
Other assets	565	707

Total assets	$120,316	$123,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,162	$3,523
Accrued liabilities	10,034	10,097
Unearned revenue	18,993	19,927

Total current liabilities	31,189	33,547
Commitments and contingencies
Total stockholders’ equity	89,127	90,398

Total liabilities and stockholders’ equity	$120,316	$123,945

End of the period common shares outstanding	40,986	40,619

Quovadx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Software license	$7,089	$5,495	$14,074	$12,901
Professional services	3,447	4,313	7,086	8,874
Recurring services	9,963	10,468	20,115	20,795

Total revenue	20,499	20,276	41,275	42,570
Cost of revenue:
Software license	2,229	2,880	4,420	7,019
Professional services	2,666	4,069	5,133	8,347
Recurring services	4,117	4,736	8,787	9,817
Asset Impairments	—	—	—	6,765

Total cost of revenue	9,012	11,685	18,340	31,948

Gross profit	11,487	8,591	22,935	10,622

Operating expenses:
Sales and marketing	4,038	4,830	8,420	11,364
General and administrative	3,504	6,738	8,229	10,431
Research and development	3,137	3,657	6,107	7,340
Amortization of acquired intangibles	963	755	1,925	1,937

Total operating expenses	11,642	15,980	24,681	31,072

Loss from operations	(155)	(7,389)	(1,746)	(20,450)
Gain on sales of assets	—	1,175	—	1,175
Other income, net	145	127	300	245

Loss before income taxes	(10)	(6,087)	(1,446)	(19,030)
Income tax expense	80	—	153	—

Loss from continuing operations	(90)	(6,087)	(1,599)	(19,030)
Income from discontinued operations	—	197	—	358

Net loss	$(90)	$(5,890)	$(1,599)	$(18,672)

Loss from continuing operations per common share — basic and diluted	$(0.00)	$(0.15)	$(0.04)	$(0.48)
Income from discontinued operations per common share — basic and diluted	—	0.00	—	0.01

Net loss per common share — basic and diluted	$(0.00)	$(0.15)	$(0.04)	$(0.47)

Weighted average common shares outstanding — basic and diluted	40,834	39,648	40,691	39,544

Quovadx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities
Net loss	$(1,599)	$(18,672)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,019	6,074
Amortization of acquired intangibles	1,925	1,595
Amortization of deferred compensation	179	356
Asset impairments	—	7,116
Gain on sale of minority investment	—	(1,175)
Bad debt recovery	(310)	(294)
Change in assets and liabilities:
Accounts receivable	1,394	2,666
Unbilled accounts receivable	239	1,568
Other assets	(516)	(337)
Accounts payable	(1,360)	(4,307)
Accrued liabilities	180	(2,899)
Unearned and deferred revenue	(934)	(690)

Net cash provided by (used in) operating activities	3,217	(8,999)

Cash flows from investing activities
Purchase of property and equipment	(506)	(535)
Capitalized software	(299)	(915)
Purchases of short-term investments	(100)	(5,450)
Proceeds from sale of minority investment		3,135

Net cash used in investing activities	(905)	(3,765)

Cash flows from financing activities
Proceeds from issuance of common stock	655	1,014

Net cash provided by financing activities	655	1,014

Effect of foreign exchange rate changes on cash	(750)	109

Cash, cash equivalents and short-term investments
Net increase (decrease)	2,217	(11,641)
Beginning of period	18,822	23,688

End of period	$21,039	$12,047

Quovadx, Inc.
EBITDA Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
GAAP net loss	$(90)	$(5,890)	$(1,599)	$(18,672)
Interest income	(145)	(127)	(300)	(245)
Depreciation & amortization	3,033	3,542	5,944	7,669
Gain on sale of assets	—	(1,175)	—	(1,175)
Income taxes	80	—	153	—
Asset impairments	—	—	—	7,116

EBITDA	$2,878	$(3,650)	$4,198	$(5,307)